Exhibit 99.1

International Stem Cell Corporation Announces 41% Increase in Revenues for Third Quarter 2013

Will host conference call at 11 am ET on November 13, 2013

CARLSBAD, CA – (Marketwired) – November 13, 2013, International Stem Cell Corporation (OTCQB: ISCO) (www.internationalstemcell.com) (“ISCO” or “the Company”), a California-based biotechnology company developing novel stem cell-based therapies and biomedical products, today provided a business update and announced financial results for the three and nine months ended September 30, 2013.

Q3 2013 Highlights:

•	Record revenues of $1.67 million, a 41% increase over the corresponding period of 2012. Lifeline Skin Care sales up 54% and Lifeline Cell Technology sales up 30%. Gross margin stable at 73%.

•	Net cash used in operating cash flows (which exclude capital expenditures and patent costs), reduced to approximately $0.47 million per month compared to $0.57 million per month the corresponding period of 2012.

•	Entered into a clinical research agreement with Duke University for the evaluation of ISCO’s stem cell-derived neural stem cells for the treatment of Parkinson’s disease. Prof. Mark Stacy, M.D., Vice Dean for Clinical Research, Neurology at Duke University School of Medicine and an internationally recognized leader in the field of Movement Disorders, will be the principal investigator.

•	Convened a key opinion leader meeting bringing together leading experts from throughout North America in the field of cell therapy and movement disorders to obtain feedback and guidance for the IND submission in 2014 for our stem cell-derived neural stem cells for the treatment of Parkinson’s disease.

•	Presented the results of the first primate study, carried out in collaboration with the Sanford Burnham Institute of Regenerative Medical, examining the benefits of implanting neural stem cells into primates with chemically-induced parkinsonian symptoms, at the American Neurological Association 2013 Annual Meeting.

•	Obtained gross proceeds of $3.00 million through a public offering, to be used to fund R&D programs.

“We’re extremely pleased to report outstanding revenues and growth for the quarter, and having achieved revenues in the three quarters thus far almost equal to those reported for the entire year of 2012. The reduction of cash used in operations is a clear demonstration of the success of our commercial businesses in order to support our core therapeutic activities” stated Dr. Andrey Semechkin, ISCO’s CEO and Co-chairman.

“We have significant scientific milestones in the next twelve months and our clinical collaboration with Duke University provides us with the complementary skills and expertise to achieve these goals”, Dr. Semechkin concluded.

Three Months Ended September 30, 2013

Revenue for the three months ended September 30, 2013 was $1.67 million, an increase of approximately 41% compared to $1.19 million for the corresponding period in 2012. Sales for Lifeline Skin Care (LSC) and Lifeline Cell Technology (LCT) increased by 54% and 30%, and accounted for 49% and 51% of total revenue, respectively. Cost of sales was $0.45 million, or 27% of revenue, compared to $0.32 million or 27% of revenue in the corresponding period a year ago.

General and administrative expenses for the three months ended September 30, 2013 declined 13% to $1.36 million, driven primarily by lower personnel-related expenses resulting from lower headcount, lower stock-based compensation expenses and lower professional and corporate support expenses.

Marketing expenses increased 32% to $0.63 million compared to the corresponding period of 2012, reflecting higher spending on advertising, trade shows and promotions.

Net cash used in operating cash flows (which exclude capital expenditures and patent costs), reduced to approximately $0.47 million per month compared to $0.57 million per month the corresponding period of 2012.

Nine Months Ended September 30, 2013

Revenue for the nine months ended September 30, 2013 and 2012 was $4.41 million and $3.32 million, respectively. LSC contributed $2.17 million, up 36% from the same period in 2012 and LCT contributed $2.24 million, up 29% from the corresponding period in 2012.

Cost of sales for the nine months ended September 30, 2013 was $1.11 million or 25% of revenue, compared to $0.96 million or 29% of revenue for the corresponding period in 2012 as a result of continued improvements in efficiency and effectiveness in manufacturing and the management of supply chain in Lifeline Skin Care as well as a shift in sales mix from lower to higher margin products in Lifeline Cell Technology.

As of September 30, 2013 and December 31, 2012, our cash and cash equivalents totaled $1.79 million and $0.65 million, respectively. At September 30, 2013, we had a working capital deficit of $2.38 million, compared to working capital of $0.40 million as of December 31, 2012. The working capital deficit is due to the fair value of warrant liability of $4.39 million recognized during the third quarter resulting from our financing transaction completed in July 2013.

Cash outflows from operations for the first nine months of 2013 were $4.23 million, down from $5.12 million in the corresponding period in 2012. Net cash provided by financing activities was $5.89 million for the nine months ended September 30, 2013, compared to $6.79 million in the corresponding period in 2012.

Conference Call and Webcast Details:

Date:	Wednesday, November 13, 2013
Time:	11:00 a.m. Eastern Time
Conference Line (U.S.):	1-877-941-1428
International Dial-In:	1-480-629-9665
Conference ID:	4648561
Webcast:	http://webcast.mzvaluemonitor.com/Cover.aspx?PlatformId=1293

Please dial in at least 10-minutes before the call to ensure timely participation.

A playback of the call will be available until 11:59 pm ET on November 27, 2013. To listen, call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Please use the replay pin 4648561.

About International Stem Cell Corporation

International Stem Cell Corporation is focused on the therapeutic applications of human parthenogenetic stem cells (hpSCs) and the development and commercialization of cell-based research and cosmetic products. ISCO’s core technology, parthenogenesis, results in the creation of pluripotent human stem cells from unfertilized oocytes (eggs). hpSCs avoid ethical issues associated with the use or destruction of viable human embryos. ISCO scientists have created the first parthenogenetic, homozygous stem cell line that can be a source of therapeutic cells for hundreds of millions of individuals of differing genders, ages and racial background with minimal immune rejection after transplantation. hpSCs offer the potential to create the first true stem cell bank, UniStemCell™. ISCO also produces and markets specialized cells and growth media for therapeutic research worldwide through its subsidiary Lifeline Cell Technology (www.lifelinecelltech.com), and stem cell-based skin care products through its subsidiary Lifeline Skin Care (www.lifelineskincare.com). More information is available at www.internationalstemcell.com.

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Safe harbor statement

Statements pertaining to anticipated developments, expected changes in R&D expenses, progress of research and development, potential sales growth, new products and distribution channels and other opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products and the management of collaborations, regulatory approvals, need and ability to obtain future capital, application of capital resources among competing uses, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update forward-looking statements.

International Stem Cell Corporation and Subsidiaries

(A Development Stage Company)

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$1,792	$654
Accounts receivable, net of allowance for doubtful accounts of $19 and $4 at September 30, 2013 and December 31, 2012, respectively	398	273
Inventory, net	1,360	1,199
Prepaid expenses and other current assets	407	456
Restricted cash	50	—

Total current assets	4,007	2,582
Property and equipment, net	851	1,134
Intangible assets, net	2,036	1,634
Deposits and other assets	33	20

Total assets	$6,927	$5,370

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Accounts payable	$522	$969
Accrued liabilities	1,056	730
Deferred revenue	156	233
Related party payable	16	5
Advances	250	250
Fair value of warrant liability	4,389	—

Total current liabilities	6,389	2,187

Convertible Redeemable Series G Preferred stock, $0.001 par value, 5,000,000 shares authorized, issued and outstanding at September 30, 2013 and December 31, 2012, liquidation preferences of $5,000 at September 30, 2013 and December 31, 2012	4,941	4,941
Commitments and contingencies
Stockholders’ Equity (Deficit)
Series D Preferred stock, $0.001 par value, 50 shares authorized, 43 issued and outstanding at September 30, 2013 and December 31, 2012, liquidation preferences of $4,320 at September 30, 2013 and December 31, 2012	—	—
Series B Preferred stock, $0.001 par value, 5,000,000 shares authorized, 300,000 issued and outstanding at September 30, 2013 and December 31, 2012, liquidation preferences of $397 and $385 at September 30, 2013 and December 31, 2012, respectively	—	—
Series C Preferred stock, $0.001 par value, 0 and 3,000,000 shares authorized, 0 and 2,000,000 issued and outstanding at September 30, 2013 and December 31, 2012, respectively, liquidation preferences of $0 and $2,507 at September 30, 2013 and December 31, 2012, respectively	—	2
Common stock, $0.001 par value, 300,000,000 shares authorized, 134,169,565 and 87,388,815 issued and outstanding at September 30, 2013 and December 31, 2012, respectively	134	87
Additional paid-in capital	74,967	69,945
Deficit accumulated during the development stage	(79,504)	(71,792)

Total stockholders’ deficit	(4,403)	(1,758)

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$6,927	$5,370

International Stem Cell Corporation and Subsidiaries

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Inception (August 17, 2001) through September 30, 2013
	2013	2012	2013	2012
Revenues
Product sales	$1,670	$1,187	$4,412	$3,320	$16,610
Royalties and license	—	—	—	—	135

Total revenue	1,670	1,187	4,412	3,320	16,745

Development expenses
Cost of sales	447	320	1,110	957	5,716
Research and development	932	900	2,627	2,702	24,520
Marketing	632	477	1,823	1,521	7,762
General and administrative	1,362	1,570	4,461	5,364	43,589

Total development expenses	3,373	3,267	10,021	10,544	81,587

Loss from development activities	(1,703)	(2,080)	(5,609)	(7,224)	(64,842)

Other income (expense)
Settlement with related company	—	—	—	—	(93)
Miscellaneous expense	—	(1)	(20)	(55)	(265)
Dividend income	—	—	—	—	94
Interest expense	—	—	—	—	(2,225)
Sublease income	5	—	18	7	334
Fair value of warrant liability in excess of proceeds	(1,390)	—	(1,390)	—	(1,390)
Financing transaction costs	(738)	—	(738)	—	(738)
Change in fair value of warrant liability	27	—	27	38	(1,330)

Total other expense, net	(2,096)	(1)	(2,103)	(10)	(5,613)

Loss before income taxes	(3,799)	(2,081)	(7,712)	(7,234)	(70,455)
Provision for income taxes	—	—	—	—	7

Net loss	$(3,799)	$(2,081)	$(7,712)	$(7,234)	$(70,462)

Deemed dividend on preferred stock	—	—	—	(1,375)	(1,375)
Dividends on preferred stock	—	93	—	(129)	(8,097)

Net loss attributable to common stockholders	$(3,799)	$(1,988)	$(7,712)	$(8,738)	$(79,934)

Net loss per common share-basic and diluted	$(0.03)	$(0.02)	$(0.07)	$(0.10)

Weighted average shares-basic and diluted	128,243	87,350	114,830	85,421

Contacts:

International Stem Cell Corporation

Dr. Simon Craw, Executive Vice President of Business Development

Phone: 760-940-6383

Email: ir@intlstemcell.com